EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER 2013 AND YEAR END RESULTS

•	Record net income of $33.1 million, or $1.73 per diluted share, up 32% and 26%, respectively, over the prior year

•	Core net interest margin remains stable at 3.54% as compared to the linked quarter and declined only 2 basis points to 3.55% for fiscal year 2013

•	Nonperforming assets decrease 41% from one year ago to 0.90% of total assets

•	Commercial and Industrial ("C&I") loans grow 8% during 2013

St. Louis, January 23, 2014. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $33.1 million for the year ended December 31, 2013, an increase of $8.0 million or 32% as compared to the prior year. Net income per diluted share was $1.73 for the year ended December 31, 2013, an increase of 26% compared to $1.37 per diluted share for the prior year. Both 2013 net income and diluted earnings per share were records for the Company. For the year ended December 31, 2013, return on average common equity rose to 12.78% from 11.21% in the prior year. The Company recorded net income of $3.6 million for the quarter ended December 31, 2013, a decrease of 33% compared to net income of $5.4 million for the prior year period. Net income per diluted share was $0.18 for the fourth quarter of 2013, a decrease of 22% compared to $0.23 per diluted share for the fourth quarter of 2012. Fourth quarter 2013 net income was impacted by a $2.6 million, or $0.08 per diluted share, non-recurring prepayment penalty on the early pay-off of $30.0 million of debt with the Federal Home Loan Bank of Des Moines ("FHLB"). Exclusive of the FHLB pre-payment, fourth quarter 2013 earnings per diluted share would have increased 13% to $0.26 per common share.

Peter Benoist, President and CEO, commented, “Our core operating trends remained favorable in the fourth quarter with respect to continuing loan growth, improving asset quality and stable margins. Reported earnings were reduced relative to the prior year and linked quarters, primarily as a result of a $2.6 million prepayment charge to remove higher rate FHLB advances from our balance sheet and lower net revenues from our FDIC loss share portfolios.”
“For the year, net income and EPS results set new records for the Company,” noted Benoist. “ Loss share revenues supplemented the earnings from our core businesses to produce those results. While Loss share revenues moderated as expected, our core pre-tax earnings grew by 30% over last year, fueled by solid commercial loan growth and declining credit costs. Additionally, we maintained remarkable stability in our core net interest margin throughout the year.”
Benoist continued, “We strengthened the Company’s capital position materially in 2013, increasing our tangible common equity ratio from 6.02% to 7.78% by virtue of strong earnings and the successful conversion of trust preferred securities to common equity. Enterprise comfortably exceeds all current and anticipated capital standards and has the flexibility to support our growth objectives over the coming years.”

Banking Segment
Net Interest Income
Net interest income for the banking segment in the fourth quarter decreased $0.5 million from the linked third quarter and $8.1 million from the prior year period, primarily due to lower accretion and accelerated cash flows in purchase credit impaired ("PCI") loans (formerly referred to as Portfolio Loans covered under FDIC loss share or Covered loans). The net interest margin was 4.55% for the fourth quarter of 2013, compared to 4.71% for the third quarter of 2013 and 5.39% in the fourth quarter of 2012. In the fourth quarter of 2013, PCI loans yielded 25.66%, including effects of accelerated discount accretion due to cash flows on paid off PCI loans, as compared to 33.42% in the prior year period. Excluding the accelerated cash flow impacts, the PCI loans yielded 14.8% in the fourth quarter as compared to 15.8% in the linked quarter and 14.9% in the prior year period.
The cost of interest-bearing deposits was 0.57% in the fourth quarter of 2013, declining 2 basis points from the linked third quarter and 10 basis points from the fourth quarter of 2012. The cost of interest-bearing liabilities was 0.73%, declining 6 basis points from the linked quarter and 18 basis points from the fourth quarter of 2012. The reduction was primarily due to the conversion of $20.0 million, 9% coupon, trust preferred securities to common equity in third quarter of 2013. Additionally, in the fourth quarter of 2013, the Company prepaid $30.0 million of FHLB advances with a weighted average interest rate of 4.09% and a maturity of 3 years and incurred a prepayment penalty of $2.6 million (pre-tax), or $0.08 per diluted share. The penalty was recorded as a component of noninterest expenses. The refinancing of these borrowings at lower rates is expected to further reduce our cost of interest bearing liabilities in future periods and will help to mitigate net interest margin compression.

The Core net interest margin, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended			For the Years ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Core net interest margin	3.54%	3.54%	3.50%	3.55%	3.57%

The Core net interest margin remained flat over the linked quarter and declined only two basis points compared to the prior year despite declining earning asset yields and an exceptionally low interest rate environment. This is a result of the Company's improved earning asset mix and efforts to actively lower deposit and overall funding costs. Core net interest income expanded 12% annualized, or $0.8 million, to $25.7 million for the fourth quarter of 2013 compared to the fourth quarter of 2012 due to the effects of continued loan growth seen in the third and fourth quarter of 2013 and initiatives to manage funding costs. Additionally, the Company believes its balance sheet is positioned to benefit from rising interest rates. The Company considers its core net interest income and margin to be an important measure of our financial performance, even though it is a non-GAAP financial measure, because it provides supplemental information by which to evaluate the impact of excess PCI loan accretion on the Company's net interest income and margin and the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of Core net interest margin to net interest margin.

Asset quality for organic loans and other real estate
Nonperforming loans were $20.8 million at December 31, 2013, a 14% decrease from $24.2 million at September 30, 2013, and a 46% decline from $38.7 million at December 31, 2012. During the quarter ended December 31, 2013, there were $2.3 million of charge-offs, $2.0 million of other principal reductions, $0.1 million of assets transferred to other real estate, $3.9 million moved to performing loans, and $5.1 million of additions to nonperforming loans. The additions to nonperforming loans were primarily related to two separate Construction real estate loans within our Kansas City region, the largest of which was $2.8 million.

Nonperforming loans declined to 0.98% of portfolio loans at December 31, 2013, versus 1.14% of portfolio loans at September 30, 2013, and 1.84% at December 31, 2012. The Company's allowance for loan losses was 1.28% of loans at December 31, 2013, representing 131% of nonperforming loans, as compared to 1.26% at September 30, 2013 representing 110% of nonperforming loans, and 1.63% at December 31, 2012, representing 89% of nonperforming loans.

Nonperforming loans, by portfolio class at December 31, 2013, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$117	$9.5	8.12%
Commercial Real Estate - Investor Owned	438	6.8	1.55%
Commercial Real Estate - Owner Occupied	342	0.6	0.18%
Residential Real Estate	159	0.6	0.38%
Commercial & Industrial	1,042	3.4	0.33%
Consumer & Other	41	—	—%
Total	$2,139	$20.9	0.98%

Other real estate totaled $7.6 million at December 31, 2013, a decrease of $2.7 million from September 30, 2013. At December 31, 2012, other real estate totaled $9.3 million. During the fourth quarter of 2013, the Company sold $2.5 million of other real estate, resulting in a pre-tax gain of $1.7 million.

Nonperforming assets as a percentage of total assets were 0.90% at December 31, 2013, compared to 1.11% at September 30, 2013 and 1.44% at December 31, 2012. Nonperforming assets as a percentage of total assets have declined to 2008 pre-recession levels.

Net charge-offs in the fourth quarter of 2013 were $1.8 million, representing an annualized rate of 0.33% of average loans, compared to net charge-offs of $0.4 million, an annualized rate of 0.07%, in the linked third quarter. Net charge-offs were $5.8 million, an annualized rate of 1.15%, in the fourth quarter of 2012. For the year-ended 2013, the Company's net charge-offs declined 48% to $6.4 million, or 0.30% of average loans, as compared to $12.4 million, or 0.64% of average loans, in the prior year.

Provision for loan losses was $2.5 million in the fourth quarter of 2013 compared to a benefit of $0.7 million in the third quarter of 2013 and provision of $5.9 million in the fourth quarter of 2012. For the year-end 2013, provision for loan losses was a benefit of $0.6 million as compared to expense of $8.8 million in the prior year, reflecting the significant improvement in credit quality in 2013.

Portfolio loans
Portfolio loans (formerly referred to as Non-covered loans) totaled $2.1 billion at December 31, 2013, increasing $26.5 million, or 5% annualized, compared to the linked quarter. On a year over year basis, portfolio loans also increased $31.3 million, or 1%.

Commercial and Industrial ("C&I") loans increased $34.2 million, or 14% on an annualized basis, during the fourth quarter of 2013 as compared to the linked third quarter. C&I loans represented 49% of the Company's loan portfolio at December 31, 2013, as compared to 46% at December 31, 2012. C&I loans increased $78.7 million, or 8%, since December 31, 2012 and have materially offset the managed $84.3 decline in Commercial and Construction real estate loans during the same period.

Purchase credit impaired ("PCI") loans and other real estate covered under FDIC loss share agreements
PCI loans (formerly referred to as Portfolio Loans covered under FDIC loss share or Covered loans) totaled $141 million at December 31, 2013, a decrease of $18.3 million, or 12%, from the linked third quarter, and $60.6 million, or 30% from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at December 31, 2013 was $15.7 million, a 12% decrease from $17.8 million at September 30, 2013. During the fourth quarter of 2013, the Company sold $3.2 million of other real estate, resulting in a net gain of $0.1 million.
The Company remeasures contractual and expected cash flows on PCI loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the fourth quarter of 2013 additional provision expense of $2.2 million was recorded for certain loan pools. The provision expense was approximately 80% offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the fourth quarter resulted in accelerated discount income of $4.1 million, which was partially offset by a decrease in the FDIC loss share receivable.
The following table illustrates the net revenue contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Accretion income	$5,332	$6,252	$6,623	$7,112	$7,442
Accelerated cash flows	4,111	4,309	4,689	7,209	9,778
Other	229	219	59	324	419
Total interest income	9,672	10,780	11,371	14,645	17,639
Provision for loan losses	(2,185)	(2,811)	2,278	(2,256)	(653)
Gain on sale of other real estate	92	168	116	689	105
Change in FDIC loss share receivable	(4,526)	(2,849)	(6,713)	(4,085)	(8,131)
Change in FDIC clawback liability	(136)	(62)	(449)	(304)	(575)
Pre-tax net revenue	$2,917	$5,226	$6,603	$8,689	$8,385

At December 31, 2013 the remaining accretable yield on the portfolio is estimated to be $54 million and the non-accretable difference was approximately $87 million.

Deposits
Total deposits at December 31, 2013 were $2.5 billion, an increase of $87.0 million, or 4%, from September 30, 2013, and a decrease of $124 million, or 5%, from December 31, 2012. The increase in deposits from the linked quarter was across the entire deposit portfolio, resulting primarily from seasonality. The year over year decrease in deposits was primarily due to the sale of specified deposits associated with the sale and closure of four branches in our Kansas City region.

Noninterest-bearing deposits increased $34.1 million compared to September 30, 2013 and decreased $33.1 million over the December 31, 2012. The composition of Noninterest-bearing deposits remained stable at 26% of total deposits at December 31, 2013, compared to December 31, 2012. The total cost of deposits has declined 8 basis points since December 31, 2012.

The aforementioned deposit sale resulted in a gain on sale of branches of $1.0 million during the fourth quarter of 2013. This gain was partially offset by associated expenses for the sale and closure of certain branches of $0.8 million. The gain on sale of branches was recorded in noninterest income, with the associated expenses within noninterest expenses.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Fourth quarter 2013 Wealth Management revenues of $1.7 million were flat when compared to the linked third quarter and $0.1 million, or 4%, lower than the prior year period.

Trust assets under administration were $1.4 billion at December 31, 2013, a decrease of $293 million, or 17%, when compared to the linked period ended September 30, 2013, and a decrease of $369 million, or 20%, when compared to the prior year period ended December 31, 2012. The reduction in Trust assets under administration is due to the loss of a large custody relationship in the fourth quarter of 2013.

Trust assets under management were $830 million at December 31, 2013, an increase of $40 million, or 5%, when compared to the linked period ended September 30, 2013, and a decrease of $28 million, or 3%, when compared to the prior year period ended December 31, 2012. The increase in Trust assets under management as compared to the linked quarter is due to the addition of new clients during the quarter as well as general market appreciation. The decrease in Trust assets under management from the prior year period is due to the termination of certain less profitable account relationships.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $1.3 million for the fourth quarter of 2013, compared to $0.3 million for the linked third quarter and $1.0 million in the fourth quarter of 2012. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Noninterest Expenses

Noninterest expenses were $28.2 million for the quarter ended December 31, 2013, compared to $21.0 million for the quarter ended September 30, 2013 and $22.4 million for the quarter ended December 31, 2012. Noninterest expenses have increased when compared to the linked and prior year quarter primarily due to the FHLB prepayment penalty of $2.6 million, costs associated with the sale and closure of certain branches in our Kansas City region, as well as increased employee compensation expense associated with higher variable compensation resulting from the Company's strong 2013 performance.

The Company's efficiency ratio was 75.6% for the quarter ended December 31, 2013, compared to 57.9% for the quarter ended September 30, 2013 and 61.4% for the prior year period. The Company's efficiency ratio was 62.5% for the year ended December 31, 2013, compared to 56.7% for the prior year. The increase in the efficiency ratio compared to the linked quarter, prior year period, and prior year was primarily due to decreased revenue from PCI loans as well as increased noninterest expenses from the FHLB prepayment, costs associated with the sale and closure of certain of its Kansas City market, and increased compensation and benefit expenses. Excluding the FHLB prepayment, the Company's efficiency ratio would have been 68.6% and 60.7% for the quarter and year ended December 31, 2013, respectively.

The Company expects noninterest expenses to return to pre-fourth quarter levels of $20-22 million per quarter in 2014.

Other Business Results

The total risk based capital ratio was 13.78% at December 31, 2013 compared to 13.57% at September 30, 2013 and 12.30% at December 31, 2012. The tangible common equity ratio was 7.78% at December 31, 2013 versus 7.85% at September 30, 2013 and 6.02% at December 31, 2012. The Company's Tier 1 common equity ratio was 10.08% at December 31, 2013 compared to 9.86% at September 30, 2013 and 7.70% at December 31, 2012. The total risk based capital ratio, tangible equity, and Tier 1 common equity ratios remained relatively stable as compared to the prior quarter. The slight reduction in the tangible common equity ratio as compared to the prior quarter was due to continued unrealized losses in our investment portfolio, as well as accelerated tangible asset growth from increased interest-earning deposits and loans. The significant increase in tangible common equity and Tier 1 common equity ratios as compared to the prior year quarter was due to an increase in capital from net income and the conversion of $20.0 million of trust preferred securities to equity. The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 19.2% for the quarter ended December 31, 2013 compared to 35.9% for the quarter ended September 30, 2013 and 28.0% for the prior year period. The change in tax rates between periods is primarily due to benefits in state tax apportionment realized in the fourth quarter. The Company's effective tax rate for the years ended December 31, 2013 and 2012 was 33.9%.

Use of Non-GAAP Financial Measures

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call at 2:30 p.m. Central time on Thursday, January 23, 2014. During the call, management will review the fourth quarter of 2013 results and related matters. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-539-3696 (Conference ID #5317087.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended		For the Years ended
(in thousands, except per share data)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$36,435	$45,346	$153,289	$165,464
Total interest expense	4,064	5,295	18,137	23,167
Net interest income	32,371	40,051	135,152	142,297
Provision for portfolio loans	2,452	5,916	(642)	8,757
Provision for purchase credit impaired loans	2,185	653	4,974	14,033
Net interest income after provision for loan losses	27,734	33,482	130,820	119,507

NONINTEREST INCOME
Wealth Management revenue	1,699	1,775	7,118	7,300
Deposit service charges	1,800	1,465	6,825	5,664
Gain on sale of other real estate	1,801	(927)	3,363	2,225
State tax credit activity, net	1,289	1,027	2,503	2,207
Gain on sale of investment securities	—	—	1,295	1,156
Change in FDIC loss share receivable	(4,526)	(8,131)	(18,173)	(14,869)
Other income	2,883	1,215	6,968	5,401
Total noninterest income	4,946	(3,576)	9,899	9,084

NONINTEREST EXPENSE
Employee compensation and benefits	14,272	10,541	47,278	43,497
Occupancy	1,563	1,231	5,661	5,393
Furniture and equipment	416	402	1,616	1,636
FHLB prepayment penalty	2,590	—	2,590	—
Other*	9,358	10,215	33,494	35,235
Total noninterest expenses*	28,199	22,389	90,639	85,761

Income before income tax expense*	4,481	7,517	50,080	42,830
Income tax expense*	860	2,102	16,976	14,534
Net income	3,621	5,415	33,104	28,296
Dividends and accretion on preferred stock	—	(1,262)	—	(3,195)
Net income available to common shareholders	$3,621	$4,153	$33,104	$25,101

Basic earnings per share	$0.19	$0.23	$1.78	$1.41
Diluted earnings per share	$0.18	$0.23	$1.73	$1.37
Return on average assets	0.46%	0.51%	1.06%	0.78%
Return on average common equity	5.07%	6.99%	12.78%	11.21%
Efficiency ratio*	75.57%	61.38%	62.49%	56.65%
Noninterest expenses to average assets*	3.56%	2.74%	2.90%	2.65%

YIELDS (fully tax equivalent)
Portfolio loans	4.59%	4.94%	4.67%	5.08%
Purchase credit impaired loans	25.66%	33.42%	27.55%	22.87%
Total portfolio loans	5.97%	7.62%	6.36%	7.05%
Securities	2.32%	1.82%	2.11%	1.95%
Interest-earning assets	5.11%	6.09%	5.41%	5.74%
Interest-bearing deposits	0.57%	0.67%	0.61%	0.76%
Total deposits	0.42%	0.50%	0.45%	0.58%
Subordinated debentures	2.78%	4.54%	3.96%	4.80%
Borrowed funds	1.36%	1.57%	1.24%	1.63%
Cost of paying liabilities	0.73%	0.91%	0.81%	0.99%
Net interest margin	4.55%	5.39%	4.78%	4.94%

*Results and corresponding ratios for the years ended December 31, 2013 and 2012 and quarter ended December 31, 2012 have been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
BALANCE SHEETS

ASSETS
Cash and due from banks	$19,573	$35,238	$32,019	$39,321	$21,906
Interest-earning deposits	196,296	71,302	71,617	87,430	95,464
Debt and equity investments	447,192	468,531	490,222	497,412	654,506
Loans held for sale	1,834	12,967	5,583	5,138	11,792

Portfolio loans	2,137,313	2,110,825	2,078,568	2,085,872	2,106,039
Less: Allowance for loan losses	27,289	26,599	27,619	32,452	34,330
Portfolio loans, net	2,110,024	2,084,226	2,050,949	2,053,420	2,071,709
Purchase credit impaired loans, net of the allowance for loan losses	125,100	145,180	158,818	169,309	189,571
Total loans, net	2,235,124	2,229,406	2,209,767	2,222,729	2,261,280

Other real estate not covered under FDIC loss share	7,576	10,278	8,213	7,202	9,327
Other real estate covered under FDIC loss share	15,676	17,847	17,150	17,605	17,173
Fixed assets, net	18,180	19,048	20,544	20,795	21,121
State tax credits, held for sale	48,457	55,810	55,493	55,923	61,284
FDIC loss share receivable	34,319	40,054	44,982	56,397	61,475
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	5,418	6,136	6,746	6,973	7,406
Other assets	110,218	111,111	101,750	76,669	72,718
Total assets	$3,170,197	$3,108,062	$3,094,420	$3,123,928	$3,325,786

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$653,686	$619,562	$618,278	$605,546	$686,805
Interest-bearing deposits	1,881,267	1,828,355	1,749,956	1,889,243	1,972,046
Total deposits	2,534,953	2,447,917	2,368,234	2,494,789	2,658,851
Subordinated debentures	62,581	63,081	83,081	85,081	85,081
Federal Home Loan Bank advances	50,000	120,000	191,000	80,000	80,000
Federal funds purchased	—	—	14,982	—	—
Other borrowings	214,331	178,165	174,330	205,379	245,070
Other liabilities	28,627	21,159	15,118	14,975	21,039
Total liabilities	2,890,492	2,830,322	2,846,745	2,880,224	3,090,041
Shareholders' equity	279,705	277,740	247,675	243,704	235,745
Total liabilities and shareholders' equity	$3,170,197	$3,108,062	$3,094,420	$3,123,928	$3,325,786

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
EARNINGS SUMMARY
Net interest income	$32,371	$32,574	$33,308	$36,899	$40,051
Provision for loan losses - organic loans	2,452	(652)	(4,295)	1,853	5,916
Provision for loan losses - purchase credit impaired loans	2,185	2,811	(2,278)	2,256	653
Wealth Management revenue	1,699	1,698	1,778	1,943	1,775
Noninterest income	3,247	2,018	(3,455)	971	(5,351)
Noninterest expense[1]	28,199	21,008	21,147	20,285	22,389
Net income	3,621	8,410	11,033	10,040	5,415
Net income available to common shareholders	3,621	8,410	11,033	10,040	4,153
Diluted earnings per share	$0.18	$0.44	$0.58	$0.53	$0.23
Return on average common equity	5.07%	12.70%	17.76%	16.91%	6.99%
Net interest rate margin (fully tax equivalent)	4.55%	4.71%	4.75%	5.10%	5.39%
Efficiency ratio[1]	75.57%	57.89%	66.86%	50.95%	61.38%
Core Bank income before income tax expense[1]	3,508	10,422	12,741	7,950	2,068
Covered assets income before income tax expense	973	2,701	4,316	7,469	5,449
Income before income tax expense[1]	4,481	13,123	17,057	15,419	7,517
MARKET DATA
Book value per common share	$14.47	$14.41	$13.59	$13.46	$13.09
Tangible book value per common share	$12.62	$12.52	$11.56	$11.40	$10.99
Market value per share	$20.42	$16.90	$15.96	$14.34	$13.07
Period end common shares outstanding	19,324	19,276	18,223	18,106	18,012
Average basic common shares	19,388	18,779	18,119	18,011	17,950
Average diluted common shares	19,629	19,830	19,711	19,524	18,044
ASSET QUALITY
Net charge-offs	$1,763	$368	$538	$3,731	$5,808
Nonperforming loans	20,840	24,168	25,948	32,222	38,727
Classified Assets	86,020	96,388	102,523	103,948	111,266
Nonperforming loans to total loans	0.98%	1.14%	1.25%	1.54%	1.84%
Nonperforming assets to total assets[2]	0.90%	1.11%	1.10%	1.26%	1.44%
Allowance for loan losses to total loans	1.28%	1.26%	1.33%	1.56%	1.63%
Net charge-offs to average loans (annualized)	0.33%	0.07%	0.10%	0.72%	1.15%

CAPITAL
Tier 1 capital to risk-weighted assets	12.52%	12.29%	11.98%	11.61%	10.88%
Total capital to risk-weighted assets	13.78%	13.57%	13.25%	12.98%	12.30%
Tier 1 common equity to risk-weighted assets	10.08%	9.86%	8.71%	8.30%	7.70%
Tangible common equity to tangible assets	7.78%	7.85%	6.89%	6.69%	6.02%

AVERAGE BALANCES
Portfolio loans	$2,120,929	$2,076,681	$2,092,162	$2,101,932	$2,013,714
Purchase credit impaired loans	149,559	162,569	173,794	189,230	209,978
Loans held for sale	8,233	6,737	3,692	5,694	8,476
Interest earning assets	2,880,991	2,789,313	2,858,700	2,976,054	2,988,345
Total assets	3,139,789	3,051,559	3,097,216	3,219,282	3,255,051
Deposits	2,493,819	2,380,507	2,419,145	2,521,540	2,652,811
Shareholders' equity	283,154	262,791	249,209	240,762	249,964

[1] Results and corresponding ratios for the years ended December 31, 2013 and 2012 and quarter ended December 31, 2012 have been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

[2] Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012
LOAN PORTFOLIO
Commercial and industrial	$1,041,576	$1,007,398	$962,920	$949,171	$962,884
Commercial real estate	779,319	801,755	785,700	812,089	819,709
Construction real estate	117,032	114,608	147,888	156,221	160,911
Residential real estate	158,527	150,320	151,098	148,228	145,558
Consumer and other	40,859	36,744	30,962	20,163	16,977
Total portfolio loans	2,137,313	2,110,825	2,078,568	2,085,872	2,106,039
Purchase credit impaired loans	140,538	158,812	169,863	182,822	201,118
Total loans	$2,277,851	$2,269,637	$2,248,431	$2,268,694	$2,307,157

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$653,686	$619,562	$618,278	$605,546	$686,805
Interest-bearing transaction accounts	219,802	213,708	217,178	271,086	272,753
Money market and savings accounts	1,028,550	992,004	976,093	1,087,305	1,119,583
Certificates of deposit	632,915	622,643	556,685	530,852	579,710
Total deposit portfolio	$2,534,953	$2,447,917	$2,368,234	$2,494,789	$2,658,851

YIELDS (fully tax equivalent)
Portfolio loans	4.59%	4.56%	4.70%	4.82%	4.94%
Purchase credit impaired loans	25.66%	26.31%	26.24%	31.38%	33.42%
Total portfolio loans	5.97%	6.13%	6.35%	7.01%	7.62%
Securities	2.32%	2.23%	2.09%	1.86%	1.82%
Interest-earning assets	5.11%	5.32%	5.41%	5.78%	6.09%
Interest-bearing deposits	0.57%	0.59%	0.63%	0.64%	0.67%
Total deposits	0.42%	0.44%	0.46%	0.47%	0.50%
Subordinated debentures	2.78%	3.70%	4.48%	4.54%	4.54%
Borrowed funds	1.36%	1.23%	1.19%	1.18%	1.57%
Cost of paying liabilities	0.73%	0.79%	0.86%	0.86%	0.91%
Net interest margin	4.55%	4.71%	4.75%	5.10%	5.39%

WEALTH MANAGEMENT
Trust Assets under management	$829,500	$789,524	$817,908	$872,201	$857,119
Trust Assets under administration	1,438,213	1,730,847	1,742,794	1,882,520	1,807,172

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	At the Quarter Ended
(In thousands)	Dec 31 2013	Sep 30 2013	Jun 30 2013	Mar 31 2013	Dec 31 2012
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$279,705	$277,740	$247,675	$243,704	$235,745
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,418)	(6,136)	(6,746)	(6,973)	(7,406)
Plus (Less): Unrealized losses (unrealized gains)	4,380	1,981	2,547	(5,551)	(7,790)
Plus: Qualifying trust preferred securities	60,100	60,100	80,100	80,100	78,600
Other	57	55	55	55	55
Tier 1 capital	$308,490	$303,406	$293,297	$281,001	$268,870
Less: Qualifying trust preferred securities	(60,100)	(60,100)	(80,100)	(80,100)	(78,600)
Tier 1 common equity	$248,390	$243,306	$213,197	$200,901	$190,270

Total risk-weighted assets	$2,463,605	$2,468,525	$2,448,161	$2,419,432	$2,471,668

Tier 1 common equity to risk-weighted assets	10.08%	9.86%	8.71%	8.30%	7.70%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$279,705	$277,740	$247,675	$243,704	$235,745
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,418)	(6,136)	(6,746)	(6,973)	(7,406)
Tangible common equity	$243,953	$241,270	$210,595	$206,397	$198,005

Total assets	$3,170,197	$3,108,062	$3,094,420	$3,123,928	$3,325,786
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,418)	(6,136)	(6,746)	(6,973)	(7,406)
Tangible assets	$3,134,445	$3,071,592	$3,057,340	$3,086,621	$3,288,046

Tangible common equity to tangible assets	7.78%	7.85%	6.89%	6.69%	6.02%

	At the Quarter ended			For the Years ended
(In thousands)	Dec 31 2013	Sep 30 2013	Dec 31 2012	Dec 31 2013	Dec 31 2012
NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$33,011	$33,101	$40,472	$137,375	$143,795
Less: Incremental accretion income	(7,315)	(8,178)	(14,163)	(35,347)	(39,921)
Core net interest income	$25,696	$24,923	$26,309	$102,028	$103,874

Average earning assets	$2,880,991	$2,789,314	$2,988,345	$2,875,765	$2,909,532
Reported net interest margin	4.55%	4.71%	5.39%	4.78%	4.94%
Core net interest margin	3.54%	3.54%	3.50%	3.55%	3.57%